Exhibit 99.2


              SMSC REPORTS FOURTH QUARTER AND FISCAL 2005 RESULTS


Hauppauge, NY - April 18, 2005 - SMSC (Nasdaq: SMSC) today announced that revenues for the fourth quarter ended February 28, 2005 were $54.8 million, an increase of approximately 5% from last year's fourth quarter revenues of $52.1 million, and an increase of 8% from $50.8 million in the third quarter of fiscal 2005.

SMSC previously disclosed a collectibility concern related to a Taiwan-based distributor, which prevented SMSC from recognizing $4.2 million of product sales in its third quarter of fiscal 2005. SMSC has not shipped product to this distributor since this issue first arose and there was no disruption of supply to SMSC's end customers as shipments were rerouted through alternate channels. Although SMSC initially believed that the distributor was on a path to recovering its financial stability, conditions deteriorated in the latter part of SMSC's fourth fiscal quarter, and the distributor recently filed a petition for reorganization. Since there can be no assurance that SMSC will receive the remaining balance owed by the distributor, SMSC has recorded a charge of $2.7 million in the fourth quarter, fully reserving its remaining balance sheet exposure on this issue. The $2.7 million charge is included in Cost of goods sold, as it represents the inventory value of the shipments on which revenue was not recognized.

Gross profit percentage for the fourth quarter of fiscal 2005 was 38.1%, compared to 48.1% in the previous year's fourth quarter. The primary reason for the reduced percentage was the aforementioned write off. The gross profit percentage for the fourth quarter of fiscal 2005 was also adversely affected by increased sales of lower margin parts and by shipments of inventory purchased at high prices during a period of perceived supply shortage. The gross profit percentage is expected to improve in the first quarter of fiscal 2006 to between 44% and 46%, as noted in the Business Outlook section below, and to improve further in subsequent quarters.

Research and development expenses for the quarter were $10.5 million, compared to $10.2 million in the year-ago quarter, and selling, general and administrative expenses were $12.1 million, compared to $11.1 million in last year's fourth quarter, including litigation costs of $1.1 million in the fourth quarter of fiscal 2005 and $0.2 million in the same period last year. Operating expenses for the quarter ended February 28, 2005 included a credit of $0.7 million to mark stock appreciation rights to market as a result of the decrease in SMSC's share price during the quarter.

As previously disclosed, SMSC settled a patent infringement dispute with Analog Devices Inc. (ADI) in the fourth quarter of fiscal 2005. In connection with this settlement, SMSC made a one-time payment of $6 million to ADI, which was recorded in the same period. The litigation costs quoted in the preceding paragraph were directly related to the dispute with ADI and, as a result of the settlement, will no longer continue.

Lastly, during the fourth quarter ended February 28, 2005, SMSC recorded a gain of $1.0 million on the sale of real estate.

Due to the significance of the aggregate impact of the settlement charge, the distributor related asset write-off and the real estate gain in the fourth quarter of fiscal 2005, SMSC is presenting certain pro forma information to facilitate a comparison of operating results. A schedule reconciling the non-GAAP measures to the most comparable GAAP measures is attached to the release.

On a GAAP basis, the net loss in the fourth quarter of fiscal 2005 was $0.15 per share, including the impact of special items, which in the aggregate decreased SMSC's earnings per share by a net of $0.26. On a pro forma basis, SMSC's net income was $0.11 per share, which compares to net income of $0.17 per share in the fourth quarter of fiscal 2004.

Fiscal 2005 Financial Highlights:

o SMSC posted record annual semiconductor product revenues of $197.8 million for fiscal 2005.
o The Company achieved strong growth in year-over-year sales of networking and connectivity products with collective revenue growth of more than 30% over the prior year.
o As a of percentage of product revenues, PC I/O sales comprised 59% and non-PC I/O sales were 41%, versus a split of 67% and 33% last year, respectively.
o SMSC announced that it settled a patent infringement dispute with ADI, under which both parties agreed to dismiss all claims against each other. As part of the agreement, SMSC made a one-time payment of $6 million to ADI, and was granted a royalty-bearing license to the patents in question.
o On a GAAP basis, net income per share for fiscal 2005 was $0.08 versus $1.16 in fiscal 2004. On a pro forma basis, excluding the impact of the special items mentioned above, net income per share for fiscal 2005 was $0.33 versus $1.14 in fiscal 2004. Slightly more than half of the year-to-year decrease in pro forma net income per share was due to the fact that intellectual property payments from Intel were much higher in fiscal 2004 than in fiscal 2005.
o Cash and liquid investments at the end of fiscal 2005 increased to $172.6 million. Inventories at the end of the fiscal year totaled $33.3 million, and are appropriate relative to expected demand. The Company has no bank debt, and book value per share as of February 28, 2005 was $14.44, of which $9.24 was cash and short-term investments.

"SMSC's total revenues for the fourth quarter increased on both a year-over-year and sequential comparison," said Steven J. Bilodeau, Chairman and Chief Executive Officer. "Though quarterly PC I/O sales were roughly flat with last year's fourth quarter and connectivity grew slightly, SMSC's networking business increased by 27%."

Mr. Bilodeau continued, "Looking ahead, with the contributions of the OASIS acquisition, SMSC will experience an immediate acceleration in revenues, on top of organic growth."


Fiscal 2005 Business Highlights:

In fiscal 2005, SMSC:
o Celebrated the unveiling of a new global brand identity at the opening of the NASDAQ Stock Market at the NASDAQ MarketSite in Times Square on April 26, 2004. Through this identity launch, SMSC placed a new emphasis on positioning the Company as a stronger and more competitive supplier of innovative solutions to a broad range of end markets.
o Unveiled the industry's first USB2.0 2-port hub controller. Addressing the growing demand in applications such as digital media, mobile, printers and multi-functional devices, this hub controller offers a 2-port device for those applications where the primary system requirement is to double the available number of USB2.0 ports.
o Unveiled five new USB2.0-based products, including a 3-port, second generation 4-port and 7-port hub controller; a controller for 12-in-1 flash card readers; and a second generation USB2.0 physical layer transceiver
     (PHY). With this introduction, SMSC is offering the market the most comprehensive, highest performing line of USB2.0 hub controller products for a wide range of consumer and commercial connectivity applications.
o Introduced its 10-in-1 USB2.0 card reader controllers delivering optimized, cost-effective performance with low power for flash media cards. With today's proliferation of flash cards, embedded hardware designers now have a better way to leverage fast USB2.0 data transfer speeds, while also addressing the requirements of advanced card formats, most importantly, increased compatibility and lower system costs.
o    Introduced  the  Company's  second   generation   10/100  non-PCI  Ethernet
     controller addressing the growing demand to connect multiple PCs with digital media in the home. Applications include video streaming, such as cable, HDTV, digital video recorders, home gateways, printers and more.
o Announced that VOCAL Technologies, Ltd. selected SMSC's Ethernet controller for its reference design serving the Voice over IP market space. In addition, SMSC is VOCAL's silicon supplier for all IP interaction.
o Targeting the consumer notebook PC market, introduced a family of integrated microcontrollers, which expand the role of the traditional keyboard controller to deliver the industry's first mobile embedded controller solution that integrates critical thermal, power and system management capabilities with keyboard scan, serial port and consumer infrared functionality into a single device.
o Introduced a super Input/Output (I/O) controller targeting the media-rich mobile PC market and the digital home. With the growing demand for mobility and the consumer's desire to access audio, video and data, this I/O controller is ideally suited for a market where cost, size and performance are critical benchmarks.
o Launched a family of pin compatible system controller I/O chips. The suite of I/O controllers delivers a more flexible design that enables system design engineers to standardize on a single part across a wide range of applications with similar characteristics.
o In response to customer challenges associated with overcoming heat dissipation and cooling system issues, expanded its line of Environmental Monitoring and Control (EMC) solutions to include four new temperature sensors, providing industry first solutions that address these customer issues with the highest levels of accuracy while conserving board space.
o Shortly after the close of fiscal 2005, SMSC announced that it had acquired OASIS SiliconSystems Holding AG (OASIS), a leading provider of Media Oriented Systems Transport (MOST(R)) technology, which enables the seamless transport of digital audio, video, and packet-based data, along with control information, within automobiles. The acquisition, which closed on March 30, 2005, marks another major step in SMSC's diversification strategy by moving into a new vertical market with the leader in automotive infotainment networking in Europe.

Business Outlook:

The following expectations include the impact of the OASIS SiliconSystems acquisition for two months of the first quarter of fiscal 2006, beginning on March 31, 2005.

For the first quarter, SMSC expects revenues to be between $63 million and $67 million, reflecting a year-over-year increase of 22% at the midpoint of that range. Gross profit percentage is expected to be between 44% and 46%. Research and development expenses and selling, general and administrative expenses are both expected to be between $13.25 million and $14 million. The effective tax rate is estimated to be approximately 32%. Before in-process R&D charges and amortization of acquired intangibles, the Company expects first quarter net income to be between $0.08 and $0.12 per share.

Sarbanes-Oxley:

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, SMSC will report on the effectiveness of its internal controls as of fiscal 2005 in its upcoming Form 10K. This is the first annual period for which such an assessment has been required, and management and SMSC's independent auditors are in the process of finalizing their evaluation of the design and tests of effectiveness of its internal controls as defined by Section 404. There can be no assurance that the Company's Form 10K will not include reportable deficiencies.

About SMSC:

Many of the world's most successful global technology companies rely upon SMSC as a go-to resource for semiconductor system solutions that span analog, digital and mixed-signal technologies. Leveraging substantial intellectual property, integration expertise and a comprehensive global infrastructure, SMSC solves design challenges and delivers performance, space, cost and time-to-market advantages to its customers. SMSC's application focus targets key vertical markets including mobile and desktop PCs, servers, consumer electronics, automotive infotainment and industrial applications. The Company has developed leadership positions in its select markets by providing application specific solutions such as mixed-signal PC system controllers, non-PCI Ethernet, ARCNET, MOST, USB2.0 and other high-speed serial communications.

SMSC is headquartered in Hauppauge, New York with operations in North America, Taiwan, Japan, Korea, China and Europe. Engineering design centers are located in Arizona, New York, Texas and Karlsruhe, Germany. Additional information is available at www.smsc.com.

Forward Looking Statements:

Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These include the timely development and market acceptance of new products; the impact of competitive products and pricing; the effect of changing economic conditions in domestic and international markets; changes in customer order patterns, including loss of key customers or distributors, order cancellations or reduced bookings; and excess or obsolete inventory and variations in inventory valuation, among others. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures.


SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand. In addition, sales of many of the Company's products depend largely on sales of personal computers and peripheral devices, as well as general industry and market conditions. Reductions in the rate of growth of the PC, consumer electronics, embedded or automotive markets could adversely affect its operating results. SMSC conducts business outside the United States and is subject to tariff and import regulations and currency fluctuations, which may have an effect on its business. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such information is subject to change, and the Company may not necessarily inform, or be required to inform, investors of such changes. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company's reports filed with the SEC. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Other Factors That May Affect Future Operating Results" for a more complete discussion of these and other risks and uncertainties.


SMSC is a registered trademark of Standard Microsystems Corporation. Product names and company names are trademarks of their respective holders.

Contact:
Carolynne Borders
Director of Corporate Communications
SMSC
Voice: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                    (In thousands, except per share amounts)

                                                                  Three Months Ended                     Fiscal Year Ended
                                                                  February 28 or 29,                     February 28 or 29,
                                                          ----------------------------------     -------------------------------

                                                              2005              2004                 2005               2004
Sales and revenues:
Product sales                                             $    52,192       $    49,218          $   197,803       $   191,969
Intellectual property revenues                                  2,658             2,896               11,012            23,904
--------------------------------------------------------------------------------------------------------------------------------
                                                               54,850            52,114              208,815           215,873

Cost of goods sold                                             33,938            27,044              114,066           106,236
--------------------------------------------------------------------------------------------------------------------------------

Gross profit                                                   20,912            25,070               94,749           109,637

Operating expenses (income):
Research and development                                       10,516            10,168               42,988            38,793
Selling, general and administrative                            12,066            11,120               48,759            42,168
Amortization of intangible assets                                 265               317                1,113             1,311
Settlement charge                                               6,000              -                   6,000              -
Gains on real estate transactions                              (1,017)             -                  (1,017)           (1,444)
--------------------------------------------------------------------------------------------------------------------------------

Income (loss) from operations                                  (6,918)            3,465               (3,094)           28,809

Interest income                                                   806               467                2,532             1,918
Other expense, net                                                (45)              (43)                (103)             (933)
--------------------------------------------------------------------------------------------------------------------------------

Income (loss) before provision for (benefit from)
  income taxes and minority interest                           (6,157)            3,889                 (665)           29,794

Provision for (benefit from) income taxes                      (3,339)              461               (2,267)            8,051

Minority interest in net income of subsidiary                    -                   62                 -                  201
--------------------------------------------------------------------------------------------------------------------------------

Income (loss) from continuing operations                       (2,818)            3,366                1,602            21,542

Gain (loss) from discontinued operations (net of
  income taxes of $94 and $(14))                                 -                  169                 -                  (24)
--------------------------------------------------------------------------------------------------------------------------------

Net income (loss)                                              (2,818)            3,535                1,602            21,518

Gain on redemption of preferred stock of subsidiary              -                6,685                 -                6,685
--------------------------------------------------------------------------------------------------------------------------------

Net income (loss) applicable to common shareholders       $    (2,818)      $    10,220          $     1,602       $    28,203
================================================================================================================================


Basic net income (loss) per share:
  Income (loss) from continuing operations                $     (0.15)      $      0.19          $      0.09       $      1.25
  Gain (loss) from discontinued operations                       -                 0.01                 -                 -
--------------------------------------------------------------------------------------------------------------------------------
  Basic net income (loss) per share                             (0.15)             0.20                 0.09              1.25
  Gain on redemption of preferred stock of subsidiary            -                 0.37                 -                 0.39
--------------------------------------------------------------------------------------------------------------------------------

Basic net income (loss) per share applicable to common
  shareholders                                            $     (0.15)      $      0.57          $      0.09       $      1.64
================================================================================================================================


Diluted net income (loss) per share:
  Income (loss) from continuing operations                $     (0.15)      $      0.17          $      0.08       $      1.17
  Gain (loss) from discontinued operations                       -                 0.01                 -                 -
--------------------------------------------------------------------------------------------------------------------------------
  Diluted net income (loss) per share                           (0.15)             0.18                 0.08              1.16
  Gain on redemption of preferred stock of subsidiary            -                 0.34                 -                 0.36
--------------------------------------------------------------------------------------------------------------------------------

Diluted net income (loss) per share applicable to common
  shareholders                                            $     (0.15)      $      0.51          $      0.08       $      1.53
================================================================================================================================

Weighted average common shares outstanding:
  Basic                                                        18,552            18,007               18,376             17,226
  Diluted                                                      18,552            19,887               19,318             18,479

The sum of the income (loss) per share amounts may not total due to rounding.

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
           PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                    (In thousands, except per share amounts)


                                                             Three Months Ended                        Fiscal Year Ended
                                                              February 28 or 29,                       February 28 or 29,
                                                     ----------------------------------        -------------------------------

                                                         2005             2004                     2005             2004

Sales and revenues:
Product sales                                        $     52,192     $     49,218             $    197,803     $    191,969
Intellectual property revenues                              2,658            2,896                   11,012           23,904
------------------------------------------------------------------------------------------------------------------------------
                                                           54,850           52,114                  208,815          215,873

Cost of goods sold                                         31,204           27,044                  111,332          106,236
------------------------------------------------------------------------------------------------------------------------------

Gross profit                                               23,646           25,070                   97,483          109,637

Operating expenses:
Research and development                                   10,516           10,168                   42,988           38,793
Selling, general and administrative                        12,066           11,120                   48,759           42,168
Amortization of intangible assets                             265              317                    1,113            1,311
------------------------------------------------------------------------------------------------------------------------------

Income from operations                                        799            3,465                    4,623           27,365

Interest income                                               806              467                    2,532            1,918
Other expense, net                                            (45)             (43)                    (103)            (184)
------------------------------------------------------------------------------------------------------------------------------

Income before provision for (benefit from)
  income taxes and minority interest                        1,560            3,889                    7,052           29,099

Provision for (benefit from) income taxes                    (484)             461                      588            7,794

Minority interest in net income of subsidiary                 -                 62                      -                201
------------------------------------------------------------------------------------------------------------------------------

Net income                                                  2,044            3,366                    6,464           21,104
==============================================================================================================================


Basic net income per share                         $         0.11     $       0.19             $       0.35     $       1.23
==============================================================================================================================

Diluted net income per share                       $         0.11     $       0.17             $       0.33     $       1.14
==============================================================================================================================

Weighted average common shares outstanding:
  Basic                                                    18,552           18,007                   18,376           17,226
  Diluted                                                  19,224           19,887                   19,318           18,479

These pro forma Consolidated Statements of Operations exclude:
     from fiscal 2005, a settlement charge, a distributor-related asset write-off and a gain of the sale of real estate, and from fiscal 2004, a gain on the sale of real estate, a loss on the sale of Chartered Semiconductor stock and a gain(loss) from discontinued operations.

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
          RECONCILIATION OF GAAP AND PRO FORMA INFORMATION (Unaudited)
                    (in thousands, except per share amounts)



                                                         Three Months Ended              Year Ended
                                                          February 28 or 29,          February 28 or 29,
                                                       -----------------------     ------------------------
                                                           2005       2004            2005       2004
-----------------------------------------------------------------------------------------------------------

Net income (loss)
  As reported, per GAAP                               $   (2,818)  $    3,535       $    1,602  $  21,518
  Add (Deduct):*
    Settlement charge                                      3,780          -              3,780        -
    Write off of distributor-related asset                 1,723          -              1,723        -
    Gains on real estate transactions                       (641)         -               (641)      (910)
    Loss on sale of Chartered Semiconductor stock            -            -                -          472
    (Gain) Loss from discontinued operations                 -           (169)             -           24
-----------------------------------------------------------------------------------------------------------

Pro forma net income                                  $    2,044   $    3,366       $    6,464  $  21,104
===========================================================================================================


Diluted net income (loss) per share:
  As reported, per GAAP                               $    (0.15)  $     0.18       $     0.08  $    1.16
  Pro forma                                           $     0.11   $     0.17       $     0.33  $    1.14


Diluted weighted average common shares outstanding:
  As reported, per GAAP                                   18,552       19,887           19,318     18,479
  Pro forma                                               19,224       19,887           19,318     18,479


* All amounts added and deducted in calculating pro forma net income are presented net of applicable income taxes at 37%.

              STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                                 (in thousands)



                                                 February 28,    February 29,
                                                    2005            2004
                                                    ----            ----
Assets
Current assets:
  Cash and cash equivalents                     $  116,126      $   14,050
  Short-term investments                            56,519         144,247
  Accounts receivable, net                          23,788          21,946
  Inventories                                       33,310          23,162
  Deferred income taxes                             17,701          15,064
  Other current assets                               4,295           8,549
-------------------------------------------------------------------------------

     Total current assets                          251,739         227,018
-------------------------------------------------------------------------------

Property, plant and equipment, net                  22,630          23,430
Long-term investments                                  -            15,600
Goodwill                                            29,435          29,595
Intangible assets, net                               3,584           4,697
Deferred income taxes                                7,163           6,493
Other assets                                         4,708           3,192
-------------------------------------------------------------------------------

                                                $  319,259      $  310,025
===============================================================================

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                              $   15,995      $   14,679
  Deferred income on shipments to distributors       7,689           7,972
  Accrued expenses, income taxes and other
    liabilities                                     13,400          13,168
-------------------------------------------------------------------------------

     Total current liabilities                      37,084          35,819
-------------------------------------------------------------------------------

Other liabilities                                   12,326          12,104

Shareholders' equity:
  Preferred stock                                      -               -
  Common stock                                       2,053           2,019
  Additional paid-in capital                       187,854         181,830
  Retained earnings                                100,612          99,010
  Treasury stock, at cost                          (23,799)        (23,454)
  Deferred stock-based compensation                 (1,925)         (1,962)
  Accumulated other comprehensive income             5,054           4,659
-------------------------------------------------------------------------------

     Total shareholders' equity                    269,849         262,102
-------------------------------------------------------------------------------

                                                $  319,259      $  310,025
===============================================================================